EXHIBIT 99.1

J.Jill, Inc. Appoints Kelly Mooney to Board of Directors
Quincy, MA – April 3, 2019 – J.Jill, Inc. (NYSE:JILL) today announced the appointment of Kelly Mooney to its Board of Directors, effective immediately.

 “Kelly has a wealth of experience in customer insight, digital marketing and e-commerce, and I am truly excited to welcome her to J.Jill’s Board of Directors,” said Michael Rahamim, J.Jill’s Chairman. “Her cutting-edge expertise in these crucial areas will be extremely valuable as J.Jill positions itself for growth.”

 “I am honored to be joining J. Jill's Board of Directors,” said Ms. Mooney. “I admire J.Jill’s commitment to its ongoing evolution as a brand and its focus on delivering exceptional omni-channel shopping experiences for women.”

Ms. Mooney joined IBM iX North America in September 2017 and served as Chief Experience Officer until May 2018. Prior to this, Ms. Mooney held various executive roles for Resource/Ammirati, a digital marketing firm, including Chief Executive Officer; President; and Chief Experience Officer and Director of Intelligence. Ms. Mooney helped grow Resource/Ammirati to be one of the largest independent and female-owned digital agencies in the U.S. by attracting numerous Fortune 500 clients. In 2016, Ms. Mooney and her partners sold Resource/Ammirati to IBM to become part of IBM iX, one of the largest digital consultancies in the world. Ms. Mooney is a member of the Board of Directors of Sally Beauty Holdings, Inc. (NYSE: SBH), an international specialty retailer and distributor of professional beauty supplies.

About J.Jill, Inc.

J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, thoughtful and inspired style that reflects the confidence of remarkable women who live life with joy, passion and purpose. J.Jill offers a guiding customer experience through more than 280 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com.  The information included on our websites is not incorporated by reference.

Contacts:

Investor Contacts:
Caitlin Morahan Churchill/Joseph Teklits
ICR, Inc.
investors@jjill.com
203-682-8200

Media Contact:
Chris Gayton
J.Jill, Inc.
media@jjill.com
617-689-7916